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                                 EXHIBIT 99.1
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           [LETTERHEAD OF PREMIERE TECHNOLOGIES, INC. APPEARS HERE]

FOR IMMEDIATE RELEASE

PRESS RELEASE

Contact:
Premiere Technologies, Inc.                  Dewe Rogerson Inc.
Patrick G. Jones                             Debra Wasser (investor inquiries)
Senior Vice President                        Jenna Focarino (media inquires)
(404) 262-8429                               Vice President
                                             (212) 688-6840

Premiere Technologies, Inc.
David Allison
Director, Corporate Communications
(404) 262-8464

                  PREMIERE TECHNOLOGIES TO ACQUIRE VOICE-TEL

   WILL OFFER PERSONAL COMMUNICATIONS SERVICES VIA PC, 800 LINES AND LOCAL
               LINES STRATEGIC ACQUISITION DOUBLES COMPANY SIZE

(Atlanta April 2, 1997) -- Premiere Technologies (NASDAQ: PTEK: www.premtek.com) today announced that it has signed definitive agreements to acquire Voice-Tel Enterprises, together with certain independently operated franchisees, whose current revenues will double the size of Premiere. Voice-Tel manages the world's largest private digital voice and data messaging network. With the acquisition of Voice-Tel's network, Premiere believes it will be the first computer telephony integrator (CTI) to deliver a comprehensive, integrated suite of personal communications services accessible through personal computer, toll-free 800 lines and local seven-digit phone numbers.

"Personal communication services, and especially unified messaging, are all the rage right now," said Boland T. Jones, Chief Executive Officer of Premiere, "but show me another CTI player that can offer people access to any and all of their personal communications devices -- car phone, laptop, fax, pager, cell phone, home phone, or office voicemail -- without asking them to change service providers, buy new devices, or add new software. Then tell me if that CTI company can offer all that with the added economic benefit of doing it through a local phone line on a flat-rate basis. With these acquisitions, Premiere Technologies will be the first to be able to do this, and the first with a fully functional, operational network-based system that offers a totally integrated unified messaging and personal communications solution."

                                    -more-

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With Voice-Tel, Premiere acquires a private frame relay network with local access connected to it, reaching approximately 90% of the U.S. and 100% of Canada, Australia and New Zealand, and soon the United Kingdom; an instant audience of approximately 600,000 new subscribers; and a sales force of some 300 professionals in four countries.

"The acquisition of Voice-Tel brings Premiere a critical asset that other CTI players are missing--and that is local access. Local access gives us the ability to offer our services on a more cost-effective basis to more users. It's an ideal strategic fit for Premiere, and to our knowledge, there are no other private networks of this depth and scope that could offer local access," continued Jones.

While specific terms of the primarily stock transaction were not disclosed, the acquisitions, including the value of related transactions contemplated under Letters of Intent, are valued at approximately $185 million. The transactions, which will be accounted for primarily as a pooling of interests and are subject to various closing conditions, are expected to be completed in the second quarter of 1997.

Mr. Jones added, "Premiere has long had the technology part of the task in place and working. What we have now, with Voice-Tel, is a new and important avenue for distribution of our personal communications services. The ease and affordability of local flat-rate telephone access will significantly alter our traditional subscriber base. Where, with our measured 800-line access we attracted primarily a mobile business traveler, with local access we can attract a much broader market. Our target market is now anyone with a telephone or a computer."

Premiere's comprehensive suite of integrated personal communications services will include the following: universal messaging with voice mail, fax mail, and e-mail; screen-based messaging; follow-me single number services; long-distance calling while traveling; conference calling; e-mail over the phone; virtual receptionist; and content services such as news, weather and travel information. These services will be accessible equally by telephone or computer and will be available bundled or unbundled to individual as well as corporate users.

Premiere Technologies, founded in 1991, is a technology company specializing in the integration of information and telecommunications services, commonly referred to as computer telephony. The Company's state-of-the-art network-based platform uses proprietary software to deliver innovative services and customized data for millions of users in over 100 countries. The Company markets its services directly under the names Premiere Worldlink and Orchestrate and also through strategic partners. Premiere also licenses its platform and technologies to other telecommunications companies and large corporations. Premiere Technologies is based in Atlanta, Georgia.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the `safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Premiere's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in Premiere's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and, in particular, the risks associated with business acquisitions, including, without limitation, the risk that the acquisitions do not close.

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